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                                                                    EXHIBIT 99.4

                          AMENDMENT TO RIGHTS AGREEMENT

       AMENDMENT, dated as of December 23, 1999 (this "Amendment"), by and between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY (the "Rights Agent").

                                    RECITALS

       WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of October 22, 1997 (as heretofore amended, the "Rights Agreement");

       WHEREAS, the Company proposes to issue and sell 2,000,000 shares of its 9.2% Series D Junior Cumulative Convertible Preferred Stock, par value $.001 per share ("Series D Preferred Stock"), to Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership ("BCP III") and possibly certain BCP III affiliates (together with BCP III, the "Purchasers"), pursuant to a Stock Purchase Agreement, dated as of December 23, 1999 (the "Stock Purchase Agreement"), by and between the Company and BCP III; and

       WHEREAS, the Company may issue additional shares of Series D Preferred Stock as dividends on outstanding shares of Series D Preferred Stock in lieu of paying dividends in cash on such shares;

       WHEREAS, under the terms of the Rights Agreement, unless the Rights Agreement is amended, the Purchasers would become "Acquiring Persons," as defined in Section 1(a) of the Rights Agreement, upon the purchase of the Series D Preferred Stock pursuant to the Stock Purchase Agreement; and

       WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement to exclude the Purchasers and any of the Purchasers' Affiliates and Associates who would otherwise be deemed Beneficial Owners (as defined in the Rights Agreement) as a result of such transaction from such definition of "Acquiring Person."

       Accordingly, the parties agree as follows:

       1. Amendment of Section 1(A). The definition of "Acquiring Person" set forth in paragraph 1(a) of the Rights Agreement is amended by adding the following clause at the end of such Section 1(a):

       "; provided, further, that Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership (hereinafter referred to as "BCP III") and any of the Affiliates or Associates of BCP III that would otherwise be deemed to be Beneficial Owners of the Company's 9.2% Series D Junior Cumulative Convertible Preferred Stock (hereinafter referred to as the "Series D Preferred Stock") (such Affiliates and Associates, together with BCP III are hereinafter referred to as the "Blackstone Investors") shall not be, or be deemed to be, Acquiring Persons solely by reason of the acquisition or


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       beneficial ownership of (w) shares of the Series D Preferred Stock pursuant to the Stock Purchase Agreement dated as of December 23, 1999 by and between the Company and BCP III, (x) additional shares of Series D Preferred Stock pursuant to dividends declared on the Series D Preferred Stock (including dividends declared on Series D Preferred Stock issued as dividends), (y) Common Shares upon the exercise of conversion rights set forth in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of the Series D Preferred Stock or (z) a number of Common Shares, in addition to those referred to in clauses (w), (x) and (y) above, acquired by the Blackstone Investors, equal to, collectively, up to one percent (1%) of the total number of Common Shares outstanding from time to time."

       2. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                            (Signature page follows)


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       EXECUTED as of the date set forth above.

                                       SIRIUS SATELLITE RADIO INC.

                                       By:/s/ Patrick L. Donnelly
                                          --------------------------------------
                                          Name:  Patrick L. Donnelly
                                          Title: Senior Vice President,
                                                 General Counsel and Secretary

                                       CONTINENTAL STOCK TRANSFER
                                       & TRUST COMPANY

                                       By:/s/ William F. Seegraber
                                          --------------------------------------
                                          Name:  William F. Seegraber
                                          Title: Vice President